Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-242321

September 23, 2020

GILEAD SCIENCES, INC.

PRICING TERM SHEET

FLOATING RATE NOTES

Issuer:	Gilead Sciences, Inc. (the “Company”)

Title of Securities:	Floating Rate Notes due 2021 (the “2021 Notes”) Floating Rate Notes due 2023 (the “2023 Notes”)

Principal Amount:	2021 Notes: $500,000,000 2023 Notes: $500,000,000

Trade Date:	September 23, 2020

Settlement Date:	September 30, 2020 (T+5)

Maturity Date:	2021 Notes: September 17, 2021 2023 Notes: September 29, 2023

Reference Rate:

Three-month LIBOR

See “Description of the Notes—Floating Rate Notes—Effect of Benchmark Transition Event” contained in the prospectus supplement filed with the SEC for the offering to which this communication relates, which describes how the coupon payments will be determined by reference to a different base rate than LIBOR following the occurrence of a Benchmark Transition Event, as defined in the prospectus supplement.

Spread to Reference Rate:	2021 Notes: 15 basis points 2023 Notes: 52 basis points

Price to Public:	2021 Notes: 100.000% 2023 Notes: 100.000%

Interest Payment Dates:	2021 Notes: December 17, March 17, June 17, September 17 2023 Notes: December 29, March 29, June 29, September 29

Interest Reset Date:	2021 Notes: December 17, March 17, June 17, September 17 2023 Notes: December 29, March 29, June 29, September 29

Interest Period:

The period beginning on, and including, an interest payment date and ending on, but not including, the following interest payment date; provided that the first Interest Period will begin on September 30, 2020, and will end on, but not include, the first interest payment date

Interest Determination Date:	Second London business day preceding such Interest Reset Date

Optional Redemption:	2021 Notes: N/A 2023 Notes: At 100%, on or after September 30, 2021

Special Mandatory Redemption:

If the acquisition of Immunomedics, Inc. by the Company is not consummated on or prior to September 13, 2021, or, if prior to such date, the merger agreement relating to the acquisition is terminated, the 2021 Notes and the 2023 Notes along with the 0.750% Senior Notes due 2023, 1.650% Senior Notes due 2030 and 2.600% Senior Notes due 2040 will be redeemed at a special mandatory redemption price equal to 101% of the aggregate principal amount of the applicable series of Notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.

CUSIP / ISIN:	2021 Notes: 375558 BU6 / US375558BU62 2023 Notes: 375558 BV4 / US375558BV46

Day Count Convention:	360-day year and actual number of days elapsed in the period

Joint Book-Running Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Siebert Williams Shank & Co., LLC

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FIXED RATE NOTES

Issuer:	Gilead Sciences, Inc. (the “Company”)

Title of Security:

0.750% Senior Notes due 2023 (the “2023 Notes”)

1.200% Senior Notes due 2027 (the “2027 Notes”)

1.650% Senior Notes due 2030 (the “2030 Notes”)

2.600% Senior Notes due 2040 (the “2040 Notes”)

2.800% Senior Notes due 2050 (the “2050 Notes”)

Principal Amount:	2023 Notes: $2,000,000,000 2027 Notes: $750,000,000 2030 Notes: $1,000,000,000 2040 Notes: $1,000,000,000 2050 Notes: $1,500,000,000

Trade Date:	September 23, 2020

Settlement Date:	September 30, 2020 (T+5)

Maturity Date:	2023 Notes: September 29, 2023 2027 Notes: October 1, 2027 2030 Notes: October 1, 2030 2040 Notes: October 1, 2040 2050 Notes: October 1, 2050

Price to Public:

2023 Notes: 99.965% of the principal amount

2027 Notes: 99.913% of the principal amount

2030 Notes: 99.761% of the principal amount

2040 Notes: 99.551% of the principal amount

2050 Notes: 99.416% of the principal amount

Yield to Maturity:	2023 Notes: 0.762% 2027 Notes: 1.213% 2030 Notes: 1.676% 2040 Notes: 2.629% 2050 Notes: 2.829%

Spread to Benchmark Treasury:	2023 Notes: 60 basis points 2027 Notes: 75 basis points 2030 Notes: 100 basis points 2040 Notes: 120 basis points 2050 Notes: 140 basis points

Benchmark Treasury:	2023 Notes: 0.125% due September 15, 2023 2027 Notes: 0.500% due August, 31, 2027 2030 Notes: 0.625% due August 15, 2030 2040 Notes: 1.250% due May 15, 2050 2050 Notes: 1.250% due May 15, 2050

Benchmark Treasury Price /Yield:	2023 Notes: 99-28+ / 0.162% 2027 Notes: 100-08 / 0.463% 2030 Notes: 99-16+ / 0.676% 2040 Notes: 95-22 / 1.429% 2050 Notes: 95-22 / 1.429%

Interest Payment Dates:	2023 Notes: March 29 and September 29, commencing March 29, 2021 Other Fixed Rates Notes: April 1 and October 1, commencing April 1, 2021

Optional Redemption:

Make-Whole Call:

2023 Notes: T+10 basis points, prior to September 30, 2021 (assuming the notes called for redemption matured on September 30, 2021)

2027 Notes: T+12.5 basis points, prior to August 1, 2027 (assuming the notes called for redemption matured on August 1, 2027)

2030 Notes: T+15 basis points, prior to July 1, 2030 (assuming the notes called for redemption matured on July 1, 2030)

2040 Notes: T+20 basis points, prior to April 1, 2040 (assuming the notes called for redemption matured on April 1, 2040)

2050 Notes: T+25 basis points, prior to April 1, 2050 (assuming the notes called for redemption matured on April 1, 2050)

Par Call:

2023 Notes: At 100%, on or after September 30, 2021

2027 Notes: At 100%, on or after August 1, 2027

2030 Notes: At 100%, on or after July 1, 2030

2040 Notes: At 100%, on or after April 1, 2040

2050 Notes: At 100%, on or after April 1, 2050

Special Mandatory Redemption:

If the acquisition of Immunomedics, Inc. by the Company is not consummated on or prior to September 13, 2021, or, if prior to such date, the merger agreement relating to the acquisition is terminated, the 2023 Notes, the 2030 Notes and the 2040 Notes (along with the Floating Rate Notes) will be redeemed at a special mandatory redemption price equal to 101% of the aggregate principal amount of the applicable series of Notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.

CUSIP / ISIN:	2023 Notes: 375558 BW2 / US375558BW29 2027 Notes: 375558 BX0 / US375558BX02 2030 Notes: 375558 BY8 / US375558BY84 2040 Notes: 375558 BS1 / US375558BS17 2050 Notes: 375558 BT9 / US375558BT99

Day Count Convention:	360-day year consisting of twelve 30-day months

Joint Book-Running Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC RBC Capital Markets, LLC SG Americas Securities, LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Siebert Williams Shank & Co., LLC

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The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. c/o Broadridge Financial Solutions toll-free at 1-888-5847 or calling Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements the Preliminary Prospectus Supplement filed by Gilead Sciences, Inc. on September 23, 2020 relating to its Prospectus dated August 7, 2020.